Exhibit 99.1

Patterson Companies Reports Solid Second Quarter Operating Results

St. Paul, MN—November 23, 2010—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $857,414,000 for the second quarter of fiscal 2011 ended October 30, an increase of 5% from $814,951,000 in the year-earlier quarter. Internal growth generated one-half of the sales increase, with acquisitions and currency exchange accounting for the balance. Net income of $53,357,000 or $0.45 per diluted share rose 8% from $49,343,000 or $0.41 per diluted share in the second quarter of fiscal 2010.

Sales of Patterson Dental Supply, Patterson’s largest business, totaled $563,210,000 in the second quarter, up 5% from $537,167,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products rose 1% from last year’s second quarter.

•

Sales of dental equipment and software were up 14% from the year-earlier level. Contributing to this gain were substantial increases in sales of CEREC® dental restoration systems and digital imaging products.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, were essentially flat with last year’s second quarter.

Second quarter sales of the Webster Veterinary unit rose slightly from the year-earlier period to $161,578,000. Sales of Patterson Medical, the rehabilitation supply and equipment unit, rose 13% to $132,626,000, reflecting the positive impact of the June 2010 acquisition of the healthcare businesses of DCC Healthcare.

Scott P. Anderson, president and chief executive officer, commented: “We are encouraged by Patterson’s solid second quarter results, which were attained amid the context of sluggish economic conditions that continued to affect our served markets. Within Patterson Dental, the strong sales of dental equipment that we reported for this period reflect the effectiveness of our initiatives aimed at emphasizing the productivity benefits of new-technology equipment. Given this effort, our second quarter CEREC growth was generated in part by a more than 50% increase in new unit sales compared to the prior year. CEREC sales also benefited from a strong finish to the trade-up program that began earlier this year. For the full year, we continue to believe that CEREC sales should increase by at least 10%. In addition, sales of digital sensors and cone beam and panoramic imaging systems also were robust during this period, another indication of the effectiveness of our sales and marketing efforts.”

He continued: “The rehabilitation businesses that we acquired in the first quarter from DCC Healthcare have significantly strengthened and expanded Patterson Medical’s international footprint, and our integration process is proceeding on schedule. The unit’s second quarter results were affected by weakness in its sales to U.K. customers due to budgetary constraints being imposed by the British government on its National Health Service. Despite this situation, we believe Patterson Medical is increasingly well positioned as an ongoing growth driver. We were pleased with Webster’s second quarter performance, although the year-over-year comparability of Webster’s sales was affected by previously reported changes in the distribution arrangements for certain pharmaceuticals. We estimate that this changeover had the effect of reducing Webster’s second quarter sales growth by approximately four to five percentage points.”

Anderson added: “As we begin the second half of our year, Patterson’s performance is on plan and we are reiterating our previously-issued financial guidance of $1.89 to $1.99 per diluted share for fiscal 2011.”

Late in the second quarter, Patterson became aware that its customer financing agreement with a commercial paper conduit did not meet the stringent technical requirements of the revised accounting standards under ASC 860, Accounting for Transfers of Financial Assets, which would have allowed the Company to remove the finance contracts from its balance sheet when sold. These provisions became effective at the beginning of the fiscal year. Patterson’s second quarter balance sheet reflects all outstanding finance contracts sold during the current fiscal year as receivables and a liability was recorded for the cash received from the sales. Patterson was unable to recognize gains from the sales of these assets. This situation also is reflected in Patterson’s second quarter operating cash flow. Upon becoming aware of its noncompliance issue, Patterson immediately began the process of amending its financing agreement and expects to have this matter remedied shortly. Once accomplished, Patterson will be able to remove the contracts and related liability from its balance sheet.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong Executive Vice President & CFO 651/686-1600	Richard G. Cinquina Equity Market Partners 904/415-1415

Second Quarter Conference Call and Replay

Patterson’s second quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s web site. A replay of the second quarter conference call can be heard for one week at 1-303-590-3030 and providing the conference ID: 4384954.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 30, 2010	October 24, 2009	October 30, 2010	October 24, 2009

Net sales	$857,414	$814,951	$1,707,201	$1,604,530

Gross profit	279,201	266,537	559,401	525,221

Operating expenses	189,049	182,051	380,225	363,945

Operating income	90,152	84,486	179,176	161,276

Other expense, net	(4,798)	(3,760)	(8,055)	(8,118)

Income before taxes	85,354	80,726	171,121	153,158

Income taxes	31,997	31,383	63,839	58,758

Net income	$53,357	$49,343	$107,282	$94,400

Earnings per share:
Basic	$0.45	$0.42	$0.90	$0.80
Diluted	$0.45	$0.41	$0.90	$0.79

Shares:
Basic	118,616	118,336	118,819	118,228
Diluted	119,373	119,216	119,579	118,929

Dividends declared per common share	$0.10	$—	$0.20	$—

Gross margin	32.6%	32.7%	32.8%	32.7%

Operating expenses as a % of net sales	22.0%	22.3%	22.3%	22.7%

Operating income as a % of net sales	10.5%	10.4%	10.5%	10.1%

Effective tax rate	37.5%	38.9%	37.3%	38.4%

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 30, 2010	April 24, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$328,744	$340,591
Receivables, net	427,276	452,746
Finance contracts receivable, sold	122,348	—
Inventory	306,675	288,725
Prepaid expenses and other current assets	50,855	51,696

Total current assets	1,235,898	1,133,758

Property and equipment, net	182,830	169,598
Goodwill and other intangible assets	1,020,088	1,005,677
Investments and other	111,231	113,936

Total Assets	$2,550,047	$2,422,969

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$164,342	$193,626
Advances on finance contracts	122,348	—
Other accrued liabilities	133,736	154,725
Current maturities of long-term debt	—	—

Total current liabilities	420,426	348,351

Long-term debt	525,000	525,000
Other non-current liabilities	103,219	108,107

Total liabilities	1,048,645	981,458

Stockholders’ equity	1,501,402	1,441,511

Total Liabilities and Stockholders’ Equity	$2,550,047	$2,422,969

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 30, 2010	October 24, 2009	October 30, 2010	October 24, 2009

Consolidated Net Sales
Consumable and printed products	$547,332	$538,653	$1,133,935	$1,085,393
Equipment and software	243,557	210,001	435,778	387,655
Other	66,525	66,297	137,488	131,482

Total	$857,414	$814,951	$1,707,201	$1,604,530

Dental Supply
Consumable and printed products	$305,008	$303,525	$631,000	$609,093
Equipment and software	199,985	175,059	354,556	322,746
Other	58,217	58,583	120,332	116,319

Total	$563,210	$537,167	$1,105,888	$1,048,158

Rehabilitation Supply
Consumable and printed products	$90,265	$82,897	$181,190	$163,245
Equipment and software	36,252	27,985	66,628	51,425
Other	6,109	6,248	12,282	11,867

Total	$132,626	$117,130	$260,100	$226,537

Veterinary Supply
Consumable and printed products	$152,059	$152,231	$321,745	$313,055
Equipment and software	7,320	6,957	14,594	13,484
Other	2,199	1,466	4,874	3,296

Total	$161,578	$160,654	$341,213	$329,835

Other (Expense) Income, net
Interest income	$2,898	$1,909	$5,541	$4,369
Interest expense	(6,229)	(6,358)	(13,119)	(12,977)
Other	(1,467)	689	(477)	490

	$(4,798)	$(3,760)	$(8,055)	$(8,118)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Six Months Ended
	October 30, 2010	October 24, 2009

Operating activities:
Net income	$107,282	$94,400
Depreciation & amortization	21,053	18,669
Share-based compensation	5,289	4,397
Finance contracts receivable	(122,348)	—
Change in assets and liabilities, net of acquired	(25,719)	(62,014)

Net cash (used in) provided by operating activities	(14,443)	55,452

Investing activities:
Additions to property and equipment, net of disposals	(20,046)	(13,133)
Acquisitions and equity investments	(46,682)	(28,151)

Net cash used in investing activities	(66,728)	(41,284)

Financing activities:
Cash dividends paid	(23,734)	—
Repurchases of common stock	(36,947)	—
Advances on finance contracts	122,348	—
Other financing activities	10,012	(16,125)

Net cash provided by (used in) financing activities	71,679	(16,125)

Effect of exchange rate changes on cash	(2,355)	14,043

Net (decrease) increase in cash and cash equivalents	$(11,847)	$12,086